Exhibit 99

TI Reports Financial Results for 4Q07 and 2007

•	Revenue is $3.56 Billion and EPS is $0.54 in 4Q07
•	For Year, Cash Flow from Operations is $4.41 Billion and Return on Invested Capital Exceeds 25 Percent

Conference Call on TI Web Site at 4:30 p.m. Central Time Today
www.ti.com

Except as noted, financial results are for continuing operations.  The sale of TI’s former Sensors & Controls business was completed on April 27, 2006, and that business is reported as a discontinued operation.

DALLAS (Jan. 22, 2008) – Financial results reported today by Texas Instruments Incorporated (TI) (NYSE:TXN) reflect the company’s strong positions in analog and digital signal processing semiconductors.

Growth resumed in the fourth quarter with a revenue increase of 3 percent from the same quarter a year ago.  This growth was led by demand for TI’s digital signal processors and high-performance analog products, which were up 12 percent each.  Gross profit increased 10 percent and operating profit increased 30 percent, reflecting the quality of the company's product portfolio, the efficiency of its manufacturing strategies and effective expense management.   For the year, cash flow from operations was a record $4.41 billion and return on invested capital was more than 25 percent.

“It was a good quarter and a good year for TI.  We delivered more value to shareholders and built momentum with customers.  Perhaps most important to our future performance, we sharpened our focus on analog with increases in dedicated research and development, sales support and manufacturing capacity.  Evidence of our potential in this area was notable in high-performance analog where we again made substantial market share gains,” said Rich Templeton, TI president and chief executive officer.  “We move into the first quarter of 2008 expecting year-over-year growth to accelerate in our semiconductor operations.”

Details of financial performance for both the fourth quarter and the year are in the following paragraphs.

Fourth Quarter 2007

•
Revenue was $3.56 billion, up 3 percent from the same quarter a year ago.  This was the first year-over-year gain in four quarters, reflecting renewed growth in the company’s Semiconductor segment.   Compared with the third quarter of the year, revenue decreased 3 percent due to the expected seasonal decline in graphing calculators, the core products in the company’s Education Technology segment.

•
Gross profit was $1.93 billion, or 54.2 percent of revenue.  This was down $58 million from the prior quarter primarily due to seasonally lower revenue from graphing calculators.  In addition, the prior quarter included a $39 million gain from the sale of TI’s product line for digital subscriber line (DSL) customer premises equipment.  These more than offset higher gross profit in the company’s Semiconductor segment.  Compared with the year-ago quarter, gross profit was up $178 million as a greater percentage of revenue came from more-profitable analog and digital signal processing products, and as the company continued to reduce manufacturing costs.

•
Operating expenses were $508 million for research and development (R&D) and $422 million for selling, general and administrative (SG&A).  R&D expense decreased $34 million from the prior quarter due to lower costs for severance and semiconductor product development.  From the year-ago quarter, R&D expense decreased $48 million due to lower costs for semiconductor product development.  The company continues to benefit from more efficient development of advanced digital manufacturing process technologies through its collaborative work with foundries.  SG&A decreased $7 million from the prior quarter due to seasonally lower compensation expense.  SG&A was about even with the same quarter a year ago.

•
Operating profit was $996 million, or 28.0 percent of revenue.  This was a decrease of $17 million from the prior quarter as less gross profit more than offset the benefit of lower operating expenses.  Operating profit increased $229 million from the year-ago quarter, primarily due to higher gross profit, as well as lower operating expenses.

•
Other income was $46 million.  This was down in both comparisons, $7 million from the prior quarter and $23 million from the year-ago quarter.  The declines were primarily due to the non-recurrence of favorable items, including a tax interest benefit in the prior quarter and a settlement with the Italian government in the year-ago quarter.

•
Income from continuing operations was $753 million, including a discrete tax benefit of $11 million.  Income was about even with the prior quarter and up $82 million, or 12 percent, from the year-ago quarter.  Income in the year-ago quarter included a $72 million benefit from the reinstatement of the federal R&D tax credit.

•
Earnings per share (EPS) were $0.54 and included a discrete tax benefit of $0.01.  EPS increased in both comparisons, $0.02 from the prior quarter and $0.09 from the year-ago quarter.  EPS in the year-ago quarter included a $0.05 tax benefit from the reinstatement of the federal R&D tax credit.

•
Orders were $3.48 billion.  This was a decrease of $75 million from the prior quarter primarily due to the seasonal decline in graphing calculators, and an increase of $402 million from the same quarter a year ago due to stronger demand for the company’s semiconductors.

•
Cash flow from operations was $1.42 billion, a decrease of $109 million from the prior quarter.  The prior quarter included a tax refund.  At the end of the quarter, total cash (cash and cash equivalents plus short-term investments) was $2.92 billion.  This was $745 million lower than the end of the prior quarter and $793 million lower than the same quarter a year ago as the company used $1.88 billion to repurchase 57 million shares of its common stock and paid dividends of $138 million.

•	Capital spending totaled $181 million, primarily for equipment and facilities used to assemble and test semiconductors. Depreciation was $253 million.

•
Accounts receivable were $1.74 billion at the end of the quarter.  This was a decrease of $281 million from the prior quarter, and reflected normal seasonal patterns, for both lower revenue in the final month of the quarter in the Semiconductor segment and lower revenue in the company's Education Technology segment.  Accounts receivable were down $32 million compared with the same quarter a year ago.  Days sales outstanding were 44 at the end of the quarter, compared with 50 at the end of the prior quarter and 46 for the same period in 2006.

•
Inventory was $1.42 billion at the end of the fourth quarter.  This was $32 million lower than the prior quarter and $19 million lower than the same quarter a year ago.  Days of inventory at the end of the fourth quarter were 78, unchanged from the end of the prior quarter and up from 75 a year ago.

Year 2007

•
Revenue was $13.83 billion, down 3 percent from 2006, due to lower revenue for RISC microprocessors, semiconductors used in cell phone applications and DLP® products.  The collective declines in these areas more than offset strong growth from high-performance analog products.

•
Gross profit was $7.33 billion, or 53.0 percent of revenue.  This was an increase of $74 million as a greater percentage of revenue came from more-profitable analog and digital signal processing products, and as the company reduced manufacturing costs.

•
Operating expenses were $2.15 billion for R&D and $1.68 billion for SG&A.  R&D expense decreased $40 million compared with 2006 as the company benefited from more efficient development of advanced digital manufacturing process technologies through its collaborative work with foundries.  SG&A expense decreased $16 million compared with 2006.

•	Operating profit was $3.50 billion, or 25.3 percent of revenue. This was an increase of $130 million, or 4 percent, primarily due to strong gross profit, as well as lower operating expenses.

•
Other income was $195 million, a decrease of $63 million primarily due to lower interest income.  The year 2006 included a favorable settlement with the Italian government that was not repeated in 2007.

•
Income from continuing operations was $2.64 billion, about the same as 2006.  Net income was $2.66 billion, down from $4.34 billion in 2006 when the company had $1.70 billion in income from discontinued operations, almost all of which came from the gain on the sale of the Sensors & Controls business.

•
EPS from continuing operations was $1.83, up 8 percent from 2006, even though income from continuing operations was about even.  The increase in EPS reflects fewer shares outstanding.  TI's portfolio now requires less capital spending and is comprised of higher-margin products.  As a result, the company has generated greater levels of cash that it has returned to shareholders through stock repurchases.  EPS from discontinued operations were $0.01, compared with $1.09 last year when a gain on the sale of the Sensors & Controls business was included.

•	Orders were $13.69 billion, down $327 million from 2006, due to lower demand for semiconductor products.

•
Cash flow from operations was $4.41 billion, an increase of $1.95 billion from the prior year.  Cash flow in 2006 included income tax payments associated with the gain on the sale of the Sensors & Controls business and investments made by the company to carry a higher level of inventory in order to improve its responsiveness to customers.  Cash flow in 2007 included a tax refund.  For the year, the company used $4.89 billion to repurchase 147 million shares of common stock, reducing shares outstanding by 7 percent.  The company paid $425 million in dividends, more than double the $199 million paid in 2006.

•
Capital spending totaled $686 million, primarily for equipment and facilities used to assemble and test semiconductors.  This was a decrease of $586 million from the prior year.  Depreciation was $1.02 billion.

Outlook

TI intends to provide a mid-quarter update to its financial outlook on March 10, 2008, by issuing a press release and holding a conference call.  Both will be available on the company’s web site.

For the first quarter of 2008, TI expects revenue to be in the following ranges:

•	Total TI, $3.27 billion to $3.55 billion;
•	Semiconductor, $3.20 billion to $3.46 billion; and
•	Education Technology, $70 million to $90 million.

TI expects EPS to be in the range of $0.43 to $0.49.

In 2008, TI expects R&D expense of about $2.0 billion, capital expenditures of about $0.9 billion and depreciation of about $1.0 billion.  The annual effective tax rate is estimated to be about 31 percent, up from 29 percent in 2007.  The tax rate is based on current tax law and does not assume reinstatement of the federal R&D tax credit, which expired at the end of 2007.

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Income
(Millions of dollars, except share and per-share amounts)

	For Three Months Ended			For Years Ended
	Dec. 31, 2007	Sept. 30, 2007	Dec. 31, 2006	Dec. 31, 2007	Dec. 31, 2006

Net revenue	$3,556	$3,663	$3,463	$13,835	$14,255
Cost of revenue (COR)	1,630	1,679	1,715	6,502	6,996
Gross profit	1,926	1,984	1,748	7,333	7,259
Research and development (R&D)	508	542	556	2,155	2,195
Selling, general and administrative (SG&A)	422	429	425	1,681	1,697
Total operating costs and expenses	2,560	2,650	2,696	10,338	10,888
Profit from operations	996	1,013	767	3,497	3,367
Other income (expense) net	46	53	69	195	258
Income from continuing operations before income taxes	1,042	1,066	836	3,692	3,625
Provision for income taxes	289	308	165	1,051	987
Income from continuing operations	753	758	671	2,641	2,638
Income (loss) from discontinued operations, net of income taxes	3	18	(3)	16	1,703
Net income	$756	$776	$668	$2,657	$4,341

Basic earnings per common share:
Income from continuing operations	$.55	$.54	$.46	$1.86	$1.73
Net income	$.55	$.55	$.45	$1.88	$2.84

Diluted earnings per common share:
Income from continuing operations	$.54	$.52	$.45	$1.83	$1.69
Net income	$.54	$.54	$.45	$1.84	$2.78

Average shares outstanding (millions):
Basic	1,372	1,417	1,469	1,417	1,528
Diluted	1,399	1,448	1,499	1,446	1,560

Cash dividends declared per share of common stock	$.10	$.08	$.04	$.30	$.13

Percentage of revenue:

Gross profit	54.2%	54.2%	50.5%	53.0%	50.9%
R&D	14.3%	14.8%	16.0%	15.6%	15.4%
SG&A	11.9%	11.7%	12.3%	12.1%	11.9%
Operating profit	28.0%	27.6%	22.1%	25.3%	23.6%

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Balance Sheets
(Millions of dollars, except share amounts)

	Dec. 31, 2007	Sept. 30, 2007	Dec. 31, 2006
Assets
Current assets:
Cash and cash equivalents	$1,328	$807	$1,183
Short-term investments	1,596	2,862	2,534
Accounts receivable, net of allowances of ($26), ($30) and ($26)	1,742	2,023	1,774
Raw materials	105	102	105
Work in process	876	934	930
Finished goods	437	414	402
Inventories	1,418	1,450	1,437
Deferred income taxes	654	702	741
Prepaid expenses and other current assets	180	209	185
Total current assets	6,918	8,053	7,854
Property, plant and equipment at cost	7,568	7,597	7,751
Less accumulated depreciation	(3,959)	(3,916)	(3,801)
Property, plant and equipment, net	3,609	3,681	3,950
Equity and other long-term investments	267	265	287
Goodwill	838	796	792
Acquisition-related intangibles	115	108	118
Deferred income taxes	510	425	601
Capitalized software licenses, net	227	242	188
Overfunded retirement plans	105	77	58
Other assets	78	77	82
Total assets	$12,667	$13,724	$13,930

Liabilities and Stockholders’ Equity
Current liabilities:
Loans payable and current portion of long-term debt	$--	$--	$43
Accounts payable	657	644	560
Accrued expenses and other liabilities	1,117	1,092	1,029
Income taxes payable	53	152	284
Accrued profit sharing and retirement	198	143	162
Total current liabilities	2,025	2,031	2,078
Underfunded retirement plans	184	95	208
Deferred income taxes	49	27	23
Deferred credits and other liabilities	434	434	261
Total liabilities	2,692	2,587	2,570

Stockholders’ equity:
Preferred stock, $25 par value. Authorized -- 10,000,000 shares. Participating cumulative preferred. None issued.	--	--	--
Common stock, $1 par value. Authorized -- 2,400,000,000 shares. Shares issued: Dec. 31, 2007 -- 1,739,632,601; Sept. 30, 2007 -- 1,739,579,782; Dec. 31, 2006 -- 1,739,108,694	1,740	1,740	1,739
Paid-in capital	931	853	885
Retained earnings	19,788	19,172	17,529
Less treasury common stock at cost: Shares: Dec. 31, 2007 -- 396,421,798; Sept. 30, 2007 -- 341,373,012; Dec. 31, 2006 -- 289,078,450	(12,160)	(10,344)	(8,430)
Accumulated other comprehensive (loss), net of taxes	(324)	(284)	(363)
Total stockholders’ equity	9,975	11,137	11,360
Total liabilities and stockholders’ equity	$12,667	$13,724	$13,930

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Millions of dollars)

	For Three Months Ended			For Years Ended
	Dec. 31, 2007	Sept. 30, 2007	Dec. 31, 2006	Dec. 31, 2007	Dec. 31, 2006
Cash flows from operating activities:
Net income	$756	$776	$668	$2,657	$4,341
Adjustments to reconcile net income to cash provided by operating activities of continuing operations:
(Income) loss from discontinued operations	(3)	(18)	3	(16)	(1,703)
Depreciation	253	262	249	1,022	1,052
Stock-based compensation	67	66	78	280	332
Amortization of acquisition-related intangibles	10	10	13	48	59
(Gains) losses on sales of assets	--	(39)	--	(39)	--
Deferred income taxes	4	36	(77)	34	(200)
Increase (decrease) from changes in:
Accounts receivable	284	(117)	315	40	(116)
Inventories	32	(34)	54	11	(248)
Prepaid expenses and other current assets	26	24	(14)	13	(95)
Accounts payable and accrued expenses	(20)	154	(208)	77	(104)
Income taxes payable	(57)	378	(156)	188	(716)
Accrued profit sharing and retirement	52	45	30	33	28
Change in funded status of retirement plans and accrued retirement costs	(3)	(14)	(94)	(16)	(210)
Other	21	2	(21)	74	34
Net cash provided by operating activities of continuing operations	1,422	1,531	840	4,406	2,454

Cash flows from investing activities:
Additions to property, plant and equipment	(181)	(152)	(214)	(686)	(1,272)
Proceeds from sales of assets	--	61	14	61	3,000
Purchases of cash investments	(794)	(1,916)	(1,275)	(5,035)	(6,821)
Sales and maturities of cash investments	2,067	1,374	1,509	5,981	8,418
Purchases of equity investments	(4)	(15)	(7)	(30)	(40)
Sales of equity and debt investments	2	4	2	11	11
Acquisitions, net of cash acquired	(56)	(4)	--	(87)	(205)
Net cash provided by (used in) investing activities of continuing operations	1,034	(648)	29	215	3,091

Cash flows from financing activities:
Payments on loans and long-term debt	--	--	--	(43)	(586)
Dividends paid	(138)	(114)	(59)	(425)	(199)
Sales and other common stock transactions	67	166	57	761	418
Excess tax benefit from stock option exercises	10	16	15	116	100
Stock repurchases	(1,877)	(1,409)	(1,130)	(4,886)	(5,302)
Net cash used in financing activities of continuing operations	(1,938)	(1,341)	(1,117)	(4,477)	(5,569)

Cash flows from discontinued operations:
Operating activities	--	--	--	--	7
Investing activities	--	--	--	--	(16)
Net cash used in discontinued operations	--	--	--	--	(9)

Effect of exchange rate changes on cash	3	(1)	1	1	2
Net increase (decrease) in cash and cash equivalents	521	(459)	(247)	145	(31)
Cash and cash equivalents, beginning of period	807	1,266	1,430	1,183	1,214
Cash and cash equivalents, end of period	$1,328	$807	$1,183	$1,328	$1,183

Certain amounts in the prior periods’ financial statements have been reclassified to conform to the current presentation.

Segment Net Revenue
(Millions of dollars)

	For Three Months Ended			For Years Ended
	Dec. 31, 2007	Sept. 30, 2007	Dec. 31, 2006	Dec. 31, 2007	Dec. 31, 2006

Semiconductor*	$3,475	$3,461	$3,385	$13,309	$13,730
Education Technology	81	202	78	526	525
Total net revenue	$3,556	$3,663	$3,463	$13,835	$14,255

Segment Profit (Loss)
(Millions of dollars)

	For Three Months Ended			For Years Ended
	Dec. 31, 2007	Sept. 30, 2007	Dec. 31, 2006	Dec. 31, 2007	Dec. 31, 2006

Semiconductor*	$1,117	$1,031	$908	$3,883	$3,831
Education Technology	19	99	19	208	200
Corporate**	(140)	(117)	(160)	(594)	(664)
Profit from operations	$996	$1,013	$767	$3,497	$3,367

*      Semiconductor revenue for the year ended December 31, 2006 includes a $70 million benefit from a royalty settlement in the second quarter. Semiconductor profit from operations includes a benefit of $60 million from the royalty settlement. Semiconductor profit from operations also includes a benefit in the second quarter of 2006 of $57 million from a $77 million net sales tax refund that was due to the settlement of an audit of Texas sales taxes paid on various purchases over a nine-year period. The $57 million effect on profit from operations is reflected as $31 million in cost of revenue, $21 million in R&D and $5 million in SG&A. The remaining $20 million of the net sales tax refund is reflected in Other income (expense) net.

** Corporate includes a gain on the sale of an asset of $39 million in the third quarter of 2007 in cost of revenue. Corporate also includes the following stock-based compensation expense:

COR	$13	$12	$15	$53	$64
R&D	20	20	24	83	101
SG&A	34	34	39	144	167
Profit from operations	$67	$66	$78	$280	$332

Semiconductor Segment

•
For the fourth quarter, revenue was $3.48 billion, about even with the prior quarter.  Compared with the same quarter a year ago, revenue increased 3 percent because demand was higher for TI’s digital signal processing and analog products.

•
For the year, revenue was $13.31 billion, a decrease of $421 million, or 3 percent, because revenue was lower for RISC microprocessors, semiconductors used in cell phone applications and DLP products.  Combined, the declines in these areas more than offset strong growth from high-performance analog products.

•	For analog products:
·
Fourth quarter revenue was $1.37 billion.  This was down 2 percent from the prior quarter primarily due to the divestiture of a DSL product line.  Revenue was up 4 percent compared with the same quarter a year ago due to stronger demand for high-performance analog products.  Revenue from high-performance analog products increased 1 percent from the prior quarter and 12 percent from the same quarter a year ago.

·
Annual revenue was $5.29 billion.  This was an increase of 1 percent due to strong demand for high-performance analog products that was mostly offset by lower revenue from custom products sold into cell phone applications.  Revenue from high-performance analog products grew 9 percent.

•	For digital signal processing products:
·
Fourth quarter revenue was $1.36 billion.  This was an increase of 4 percent from the prior quarter due to demand for products used in cell phone applications and an increase of 12 percent from the same quarter a year ago primarily due to products used in cell phone applications.

·	Annual revenue was $5.07 billion, a decrease of 2 percent due to the divestiture of a DSL product line and declines across a broad range of markets, including cell phone applications.

•	For remaining product lines:
·
Fourth quarter revenue was $739 million.  This was down 2 percent compared with the prior quarter as a decline in DLP revenue more than offset gains in microcontroller revenue and royalties.  Revenue from standard logic products and RISC microprocessors was about even.  Compared with the same quarter a year ago, revenue decreased 14 percent due to declines in DLP revenue, royalties and RISC microprocessor revenue.  Revenue from microcontrollers and standard logic products grew from a year ago.

·
Annual revenue was $2.95 billion, down 12 percent from the prior year due to lower demand for RISC microprocessors and DLP products.  Revenue from microcontrollers and royalties increased, while standard logic revenue was about even.

•
Gross profit for the fourth quarter was $1.90 billion, or 54.6 percent of revenue.  This was up in both comparisons, $55 million from the prior quarter and $165 million from the year-ago quarter.  The higher gross profit was a result of a greater percentage of revenue from more-profitable analog and digital signal processing products, and lower manufacturing costs.

•
Gross profit for the year was $7.08 billion, or 53.2 percent of revenue.  This was an increase of $30 million from the prior year because a greater percentage of revenue came from more-profitable analog and digital signal processing products, and manufacturing costs were lower.

•
Operating profit for the fourth quarter was $1.12 billion, or 32.1 percent of revenue.  This was an increase of $86 million from the prior quarter and $209 million from the same quarter a year ago due to higher gross profit and lower R&D expense.

•	Annual operating profit was $3.88 billion, or 29.2 percent of revenue. This was an increase of $52 million due to higher gross profit and lower R&D expense.

•
Orders in the fourth quarter were $3.40 billion.  This was about even with the prior quarter and up 13 percent from the year-ago quarter primarily due to higher demand for digital signal processing products, as well as for analog products.

•	Orders for the year were $13.16 billion. This was a decrease of $329 million from the prior year due to lower demand across a broad range of semiconductor products.

Semiconductor Highlights

•	TI introduced a next-generation power management chip to maximize energy efficiency in multi-kilowatt systems.

•	TI delivered the industry’s first sub-1 GHz radio frequency (RF) system-on-chip solution with an integrated USB controller, enabling a fast, easy bridge between PCs and RF networks.

•	TI announced that Samsung Electronics Co., Ltd. would use TI’s OMAPTM applications processor and Bluetooth® products in its next-generation smartphones.

Education Technology Segment

•
Revenue in the fourth quarter was $81 million.  This was a decrease of $121 million from the prior quarter as graphing calculator sales declined with the end of the back-to-school season.  It was an increase of $3 million from the year-ago quarter due to higher demand for graphing calculators.

•	Annual revenue was $526 million. This was about even with the prior year.

•
Gross profit in the fourth quarter was $50 million, or 62.1 percent of revenue.  This was a decrease of $85 million from the prior quarter due to seasonally lower revenue and an increase of $5 million from the year-ago quarter primarily due to lower product costs, as well as higher revenue.

•	Gross profit for the year was $340 million, or 64.6 percent of revenue. This was an increase of $19 million, or 3.5 percentage points of gross margin, due to lower product costs.

•
Operating profit in the fourth quarter was $19 million, or 23.6 percent of revenue.  This was a decrease of $80 million compared with the prior quarter due to less gross profit.  Operating profit was even compared with the year-ago quarter as greater gross profit was offset by higher operating expenses.

•	Annual operating profit was $208 million, or 39.4 percent of revenue. This was an increase of $8 million from the prior year due to greater gross profit.

#   #   #

Safe Harbor Statement
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  These forward-looking statements generally can be identified by phrases such as TI or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import.  Similarly, statements in this release that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.  All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

We urge you to carefully consider the following important factors that could cause actual results to differ materially from the expectations of TI or its management:

•	Market demand for semiconductors, particularly for analog chips and digital signal processors in key markets such as communications, entertainment electronics and computing;
•
TI’s ability to maintain or improve profit margins, including its ability to utilize its manufacturing facilities at sufficient levels to cover its fixed operating costs, in an intensely competitive and cyclical industry;

•	TI’s ability to develop, manufacture and market innovative products in a rapidly changing technological environment;
•	TI’s ability to compete in products and prices in an intensely competitive industry;
•	TI’s ability to maintain and enforce a strong intellectual property portfolio and obtain needed licenses from third parties;
•	Expiration of license agreements between TI and its patent licensees, and market conditions reducing royalty payments to TI;
•
Economic, social and political conditions in the countries in which TI, its customers or its suppliers operate, including security risks, health conditions, possible disruptions in transportation networks and fluctuations in foreign currency exchange rates;

•	Natural events such as severe weather and earthquakes in the locations in which TI, its customers or its suppliers operate;
•	Availability and cost of raw materials, utilities, manufacturing equipment, third-party manufacturing services and manufacturing technology;
•
Changes in the tax rate applicable to TI as the result of changes in tax law, the jurisdictions in which profits are determined to be earned and taxed, the outcome of tax audits and the ability to realize deferred tax assets;

•	Losses or curtailments of purchases from key customers and the timing and amount of distributor and other customer inventory adjustments;
•	Customer demand that differs from company forecasts;
•	The financial impact of inadequate or excess TI inventories to meet demand that differs from projections;
•	Product liability or warranty claims, or recalls by TI customers for a product containing a TI part;
•	TI’s ability to recruit and retain skilled personnel; and
•	Timely implementation of new manufacturing technologies, installation of manufacturing equipment and the ability to obtain needed third-party foundry and assembly/test subcontract services.

For a more detailed discussion of these factors, see the text under the heading “Risk Factors” in Item 1A of our most recent Form 10-K.  The forward-looking statements included in this release are made only as of the date of publication, and we undertake no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

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